LOGITECH INTERNATIONAL S.A. Executive Clawback Policy The policy is binding and enforceable against Logitech’s current and former Executive Officers, and effective as of October 1, 2023 (the “Effective Date”). The Compensation Committee (the “Compensation Committee”) and the Audit Committee of the Board have adopted this policy (the “Policy”) to provide for the recovery of certain compensation from the Executive Officers. The Compensation Committee has full delegated authority to administer this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Certain terms used below are defined in section F. Definitions. A. Events Requiring Application of the Policy If Logitech is required to prepare an accounting restatement due to the material noncompliance of Logitech with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), then the Compensation Committee must determine what compensation, if any, must be recovered. B. Compensation Covered by the Policy This Policy applies to all Incentive-Based Compensation that is Received after the Effective Date and during the Covered Period by a person who was an Executive Officer during the Covered Period and during the performance period for the Incentive-Based Compensation while Logitech has a class of securities listed on a U.S. securities exchange or national securities association (“Clawback Eligible Incentive-Based Compensation”). In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with the rules of The Nasdaq Stock Market (“Nasdaq Rules”) and Exchange Act Rule 10D-1. To determine the amount of Erroneously Awarded Compensation for Incentive-Based Compensation based on stock price or total shareholder return, where it is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and Logitech must maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market (“Nasdaq”) upon request. C. Repayment of Erroneously Awarded Compensation Executive Officers are required to repay Erroneously Awarded Compensation to Logitech. Subject to applicable law, Logitech may recover such Erroneously Awarded Compensation by requiring the Executive Officer to repay Exhibit 97.1 such amount to Logitech by direct payment to Logitech or such other means or combination of means as the Compensation Committee determines to be appropriate (these determinations do not need to be identical as to each Executive Officer). D. Limited Exceptions to the Policy Logitech must recover the Erroneously Awarded Compensation in accordance with this Policy except to the limited extent that the Compensation Committee has made a determination that recovery of the Erroneously Awarded Compensation would be impracticable and the following conditions of Exchange Act Rule 10D-1(b)(1)(iv) and the Exchange listing standards are met: (i) The Compensation Committee has determined that the direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before making this determination, Logitech must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to Nasdaq; or (ii) Recovery would violate the law of Switzerland where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Swiss law, Logitech has obtained an opinion of home country counsel, acceptable to the Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or (iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Logitech, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. E. Other Important Information This Policy is subject to applicable law and is in addition to any other requirements applicable or remedies available to Logitech. This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their beneficiaries, heirs, executors, administrators or other legal representatives. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Notwithstanding the terms of any of Logitech’s organizational documents, any corporate policy or any contract (including, but not limited to, any indemnification agreement), neither Logitech nor any affiliate of Logitech will indemnify any Executive Officer or former Executive Officer against any loss of Erroneously Awarded Compensation. Neither Logitech nor any affiliate of Logitech will pay for or reimburse insurance premiums for an insurance policy that covers potential recovery obligations. In the event Logitech is required to recover Erroneously Awarded Compensation from a former Executive Officer pursuant to this Policy, Logitech will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement the former Executive Officer may have signed. The Compensation Committee or Board may review and modify this Policy from time to time. 2

F. Definitions “Accounting Restatement Determination Date” means the earliest to occur of: (a) the date the Board, a committee of the Board, or one or more of the officers of Logitech authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Logitech is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs Logitech to prepare an Accounting Restatement. “Covered Period” means the three completed fiscal years immediately preceding the Accounting Restatement Determination Date, including any transition period that results from a future change in fiscal year. “Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller). “Financial Reporting Measures” are measures that are determined and presented in accordance with U.S. GAAP, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, no compensation that is potentially subject to recovery under this Policy will be earned until Logitech’s right to recover under this Policy has lapsed. Incentive-Based Compensation is “Received” under this Policy in Logitech’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment, vesting, settlement or grant of the Incentive-Based Compensation occurs after the end of that period. Adopted by the Compensation Committee on September 8, 2023 and the Audit Committee on October 23, 2023. 3